                                                                    EXHIBIT 15.1


Carlisle Plastics, Inc.
1314 North Third Street, Suite 300
Phoenix, Arizona 85004



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Carlisle Plastics, Inc. and subsidiaries for the periods ended March 31, 1994 and 1993, June 30, 1994 and 1993 and September 30, 1994 and 1993, as indicated in the reports of Deloitte & Touche dated May 5, 1994, July 27, 1994, and in our report dated October 25, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that the reports of Deloitte & Touche and our report referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Phoenix, Arizona

December 7, 1994